SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

Form 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

CYBER MERCHANTS EXCHANGE, INC.
(Exact name of registrant as specified in its charter)

California (State of incorporation or organization)	95-4597370 (I.R.S. Employer Identification No.)
600 S. Lake Ave., Suite 405, Pasadena, CA (Address of principal executive offices)	91106 (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [  ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [  ]

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [  ]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [x]

Securities Act registration statement file number to which this Form relates: 333-60487

Securities to be registered pursuant to Section 12(b) of the Act: None

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, no par value
(Title of class)

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities To Be Registered

On June 30, 1997, the authorized capital stock of the Company consisted of 50,000,000 shares of Common Stock. On March 24, 1998, the Company's Articles of Incorporation were amended to have authorized capital stock consisting of 40,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, without par value. In July 1999, the Company issued 336,173 shares of Common Stock at $8.00 per share in a registered best-efforts public offering (125,000 share minimum). As of December 17, 1999, there were 6,161,173 shares of Common Stock outstanding, held of record by 321 stockholders, with an indeterminate number of beneficial owners. There are no outstanding shares of Preferred Stock. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, except that upon giving the legally required notice, stockholders may cumulate their shares in the election of directors. The Company may pay dividends at the time and to the extent declared by the Board of Directors in accordance with California corporate law. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of Common Stock are fully paid and not assessable.

In April 1999, 32 of the Company's 38 shareholders, collectively controlling 5,173,000 of the Company's then-outstanding 5,750,000 shares of Common Stock, entered into a lock-up agreement. By signing this lock-up agreement, the shareholders agreed to trading restrictions dependent on trading price. Shares are released from lock-up and permitted to be sold (subject to compliance with all applicable securities laws) in the following amounts when the two-week weighted-average trading price of the Company's Common Stock achieves the following levels:

Two-Week Weighted-Average Trading Price $10.00 $15.00 $20.00 $25.00 $30.00	Percentage of Holder's Shares (Cumulative)Released From Lock-Up Up to 10% Up to 20% Up to 30% Up to 40% Up to 50%

Trading restrictions on all shares currently under the lock-up agreement will be lifted after the two-week weighted-average trading price of the Company's Common Stock exceeds $30. Each lockup agreement is a separate agreement between the Company and the applicable shareholder, so that it can be modified or amended by agreement of the parties. The Company has indicated that it will not permit any modifications or amendments, except on a non-discriminatory basis to all shareholders.

Burlington Coat Factory Warehouse Corporation owns a warrant (the "Warrant") to purchase the Company's Common Stock, on a fully diluted basis; equal to ten percent (10%) of the Company pursuant to a Warrant Agreement dated October 15, 1997. The Warrant is currently exercisable at $4.00 per share. The Warrant expires upon the earlier of the following dates: (i) October 15, 2002 or (ii) 30 days after the closing of a firm underwritten public offering of the Company's securities with which the aggregate gross proceeds to the Company are at least $5,000,000 and the offering price is at least $4.00 per share. The Common Stock to be issued upon the exercise of this Warrant has certain registration rights. The Warrant currently entitles Burlington Coat Factory to purchase 680,556 shares of the Company's Common Stock.

The Company has reserved 2,250,000 shares for issuance pursuant to stock options granted to key employees, directors and consultants. Of the 2,250,000 shares reserved, 85,000 have been issued pursuant to exercise of the options, and 1,216,813 options are outstanding at exercise prices ranging from $.40 to $5.75. Of the 1,216,813 options that are outstanding, 339,713 are currently exercisable or may be exercised within the next 60 days, and the remainder become exercisable according to various vesting schedules through October 27, 2001.

The Company's Board of Directors is authorized to divide the 10,000,000 shares of Preferred Stock into series and to fix the rights, preferences, privileges, and restrictions of such series. The Board of Directors could use its authority to issue one or more series of Preferred Stock and to fix their relative rights, preferences, privileges, and restrictions as a tool to delay, defer, or prevent a change in control of the Company.

Item 2. Exhibits

Exhibit No.	Description
3.1*	Restated and Amended Articles of Incorporation
3.2*	Bylaws
4.1*	Specimen Share Certificate
4.2	Form of Lock-Up Agreement
4.3*	Warrant Held by Burlington Coat Factory Warehouse Corporation

* Incorporated by reference from the Company's registration statement (Commission File No. 33-60487) on Form SB-2 filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CYBER MERCHANTS EXCHANGE, INC.

/s/ Frank S. Yuan January, 27th 2000 BY: Frank S. Yuan, Chairman / CEO

EXHIBIT INDEX
Exhibit No.	Description	Page No.
3.1*	Restated and Amended Articles of Incorporation
3.2*	Bylaws
4.1*	Specimen Share Certificate
4.2	Form of Lock-Up Agreement
4.3*	Warrant Held by Burlington Coat Factory Warehouse Corporation
* Incorporated by reference from the Company's registration statement (Commission File No. 33-60487) on Form SB-2 filed with the Securities and Exchange Commission.